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COMPANY CONTACTS INVESTOR CONTACTS Horizon Medical Products Lippert/Heilshorn &
Associates, Inc.
------------------------                ------------------------------------
Marshall Hunt                           Kim Golodetz (kgolodetz@lhai.com)
                                                      ------------------
Chairman & CEO                          (212) 838-3777
(404) 264-2600                          Bruce Voss (bvoss@lhai.com)
www.horizonvascular.com                             --------------
-----------------------                 (310) 691-7100


                                        FINANCIAL MEDIA CONTACT
                                        Sean Leous (sleous@lhai.com)
                                                    ---------------
                                        (212) 838-3777
                                        www.lhai.com


AUGUST 14, 2002

            HORIZON MEDICAL REPORTS SECOND QUARTER FINANCIAL RESULTS

               Highlights include operating profit and launch of
                        the LifeGuard(TM) Safety Needle

            Company restates first quarter 2002 financial statements
                      to reflect appropriate treatment of
                 recapitalization and adoption of SFAS 142 -- No
                           impact on Operating Income

ATLANTA (AUGUST 14, 2002) - HORIZON MEDICAL PRODUCTS, INC. (AMEX: HMP) today reported financial results for the three and six months ended June 30, 2002.

For the second quarter of 2002, the Company reported operating income of $467,897, compared with an operating loss of $171,478 in the second quarter of 2001. Gross margin percentage increased to 36.0% from 35.2% due to a favorable change in product mix, while selling, general and administrative expenses as a percentage of sales declined to 32.7% from 36.3%. The second quarter 2002 net loss narrowed substantially to $283,869, or $0.02 per share, compared with a net loss of $1,340,537, or $0.10 per share in the second quarter of 2001. Excluding recapitalization expenses of approximately $411,000, the Company would have recorded net income during the second quarter. Net sales were $13.9 million in the second quarter of 2002, up 16% over first quarter 2002 sales and compared with $15.1 million in the comparable period last year.

"We have made tremendous strides in rightsizing our business and growing core products," commented Marshall Hunt, chairman and chief executive officer of Horizon Medical Products. "We are keenly focused on our longer term strategy of building on our proprietary technologies to be the leader in manufacturing and marketing unique vascular access products. To that end, during the second quarter we launched the LifeGuard(TM) Safety Needle to address clinician concerns about needlestick injuries during vascular port access procedures. We believe that initial sales of this important product are off to an excellent start," Mr. Hunt continued.


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Mr. Hunt also noted that the Company was making progress in its recapitalization program, which is expected to be finalized at the 2002 annual shareholders meeting that is currently scheduled for September 2002.

For the six months ended June 30, 2002, the Company reported net sales of $25.8 million, compared with $31.5 million in the comparable prior-year period. The net loss for the first six months of 2002 was $27.0 million, or $1.78 per share, compared with a net loss of $1.8 million, or $0.13 per share, for the same period a year ago. The net loss for the six months ended June 30, 2002 includes the restatement of results for the first quarter of 2002.

The Company has restated its first quarter 2002 financial statements to reflect changes in two non-operating items. Initially, the Company reported first quarter results and the impact of these two items after receiving advice and implementation assistance from the appropriate professional advisors. After extensive research and consultation with its independent auditors and the accounting staff at the United States Securities and Exchange Commission, the Company modified its accounting for the conversion feature contained in the $15 million of convertible debt issued in the March 2002 recapitalization. The Company, together with its independent auditors, determined that, under extinguishment accounting, the convertible debt should be recorded at its fair value of $33.3 million. However, this fair value creates a substantial premium over the face value of the debt and, under current accounting guidance, this premium should be recorded as contributed capital. Thus, the Company has recorded $15 million of the debt's fair value as long-term debt on its balance sheet at March 31, 2002 and the fair value in excess of the debt's face value (equal to $18.3 million) has been recorded to additional paid-in-capital. This treatment resulted in a shift from an extraordinary gain of $11.7 million to a $6.6 million extraordinary loss on extinguishment of debt for the first quarter of 2002. Furthermore, the Company received a revised valuation report from its independent third party appraisal firm that corrected its original valuation report utilized for the initial adoption of SFAS 142. This revision resulted in an impairment of $16.1 million of the Company's distribution reporting unit's goodwill, as compared to a $6.9 million impairment of its manufacturing reporting unit's goodwill.

The necessary adjustments for the above revisions have been recorded accordingly. Operating loss and cash flows from operations for the first quarter of 2002 remained unchanged by these revisions in the Company's restated first quarter financial statements. The Company has filed an amended Form 10-Q/A with the United States Securities and Exchange Commission detailing these non-cash changes.

The Company also announced today that it has received a subpoena from the Office of Inspector General of the Department of Health & Human Services requesting documents relating to the Company's agreement with a group purchasing organization. The Company plans to cooperate fully with the request.

ABOUT HORIZON MEDICAL PRODUCTS

Horizon Medical Products, Inc., headquartered in Atlanta, is a leader in the design, development, manufacture and/or sale of technologically advanced, high value added percutaneous vascular and spinal access systems. The Company's oncology product lines include implantable ports, some of which feature VTX(TM) technology; tunneled


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central venous catheters; and stem-cell transplant catheters used primarily in cancer treatment protocols. VTX(TM) Technology refers to the swirling blood flow produced by a uniquely rounded reservoir design and tangential outlet that substantially reduces thrombosis, or the buildup of sludge from blood and drug byproducts, in the port reservoir and reduces certain complications that require additional surgery. The Company also markets a complete line of acute and chronic dialysis catheters.

Certain statements and information included herein may constitute "forward-looking statements" which are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on current expectations and may be significantly impacted by certain risks and uncertainties, including but not limited to, the Company's ability to efficiently manufacture different products, its possible failure to successfully commence the manufacturing of new products, the possible failure to maintain or increase production volumes of new or existing products in a timely or cost-effective manner, the successful consummation of the Company's recapitalization program and other risks and uncertainties described herein and various documents filed by the Company with the United States Securities and Exchange Commission, including but not limited to, the Company's Annual Report on Form 10-K for the year ended December 31, 2001 and the Company's Quarterly Report on Form 10-Q/A for the three months ended March 31, 2002. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.




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Horizon Medical Products, Inc.

                                                                         Three Months Ended                 Six Months Ended
                                                                    Three Months Ended June 30          Six Months Ended June 30
                                                                   ----------------------------     -----------------------------
                                                                   (Unaudited)                      (Unaudited)
                                                                      2002            2001              2002             2001
                                                                  ------------     ------------     ------------     ------------
RESULTS OF OPERATIONS
Net sales                                                         $ 13,876,782     $ 15,070,099     $ 25,796,115     $ 31,489,882
Cost of goods sold                                                   8,877,548        9,767,642       17,033,280       20,258,734
                                                                  ------------     ------------     ------------     ------------

Gross profit                                                         4,999,234        5,302,457        8,762,835       11,231,148
Selling, general and administrative expenses                         4,531,337        5,473,935       11,244,573       10,607,194
                                                                  ------------     ------------     ------------     ------------

     Operating (loss) income                                           467,897         (171,478)      (2,481,738)         623,954
                                                                  ------------     ------------     ------------     ------------
Other income (expense)
     Interest expense                                                 (746,400)      (1,189,455)      (1,770,674)      (2,448,849)
     Other income (expense)                                             (5,366)          20,396           (8,826)          49,835
                                                                  ------------     ------------     ------------     ------------
                                                                      (751,766)      (1,169,059)      (1,779,500)      (2,399,014)
                                                                  ------------     ------------     ------------     ------------

     Loss before extraordinary item and effect of a
         change in accounting principle                               (283,869)      (1,340,537)      (4,261,238)      (1,775,060)

Extraordinary loss on extinguishment of debt                                --               --       (6,641,015)              --

Effect of a change in accounting principle pursuant to
    adoption of SFAS 142                                                    --               --      (16,101,900)              --
                                                                  ------------     ------------     ------------     ------------

     Net loss                                                     $   (283,869)    $ (1,340,537)    $(27,004,153)    $ (1,775,060)
                                                                  ============     ============     ============     ============

Basic and diluted earnings per share:

      Loss before extraordinary item and effect of a change
          in accounting principle                                 $      (0.02)    $      (0.10)    $      (0.28)    $      (0.13)

      Extraordinary loss on extinguishment of debt                          --               --            (0.44)              --

      Effect of a change in accounting principle pursuant
          to adoption of SFAS 142                                           --               --            (1.06)              --
                                                                  ------------     ------------     ------------     ------------

      Net loss per share - basic and diluted                      $      (0.02)    $      (0.10)    $      (1.78)    $      (0.13)
                                                                  ============     ============     ============     ============

Weighted average common shares outstanding - basic
    and diluted(1)                                                  16,311,676       13,366,278       15,129,630       13,366,278
                                                                  ============     ============     ============     ============


                                                                      June 30,      December 31,
                                                                        2002           2001
                                                                   ------------    -------------
                                                                    (Unaudited)
FINANCIAL CONDITION

Cash and cash equivalents                                          $    516,965     $  2,772,888
Total current assets                                               $ 27,378,844     $ 30,231,958
Total assets                                                       $ 52,765,116     $ 71,347,540
Total current liabilities                                          $ 20,208,066     $ 51,590,932
Current portion of long-term debt                                  $  9,412,785     $ 40,585,159
Long-term debt, net of current portion                             $ 18,193,366     $  1,354,703
Shareholders' equity                                               $ 14,251,322     $ 18,282,144


(1) Does not include up to 27 million shares of common stock issuable upon the conversion of the Convertible Notes of the Company issued in connection with the recapitalization transaction in March 2002, at a conversion price of $0.01 per share.